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                                                                    Exhibit 99.5

FOR IMMEDIATE RELEASE                CONTACT: LORI NOVICKIS
                                              Corporate Relations
                                              Century Business Services, Inc.
                                              Cleveland, Ohio
                                              (216) 447-9000


                CBIZ ENTERS INTO NEW $100 MILLION CREDIT FACILITY

Cleveland, Ohio (August 11, 2004)--CBIZ (Century Business Services, Inc.) (Nasdaq: CBIZ) today announced that it has entered into a new $100 million credit facility effective August 6, 2004. The new credit facility has a five-year term, an option to increase to $125 million, and was led by Bank of America, as agent bank for a group of five participating banks. The new credit facility replaces an existing $73 million facility and provides CBIZ with additional operating flexibility to fund seasonal working capital and general corporate needs, acquisitions, and the repurchase of company shares. The new facility will also reduce the company's borrowing costs.

"This new credit facility underscores the continuing progress CBIZ has made over the past several years. We have been able to fund our operating needs, increase profitability, and strengthen our balance sheet. Over the past 24 months, we have made seven strategic acquisitions that have strengthened our presence in the markets we serve," said Steven L. Gerard, Chairman and Chief Executive Officer. "In addition, within the past year, CBIZ has concluded two tender offers and has repurchased approximately 18% of its own common stock at a cost of $73 million. Our cash flow has been very strong, and this new credit facility will provide increased flexibility for CBIZ as we address our growth opportunities and our capital structure going forward," continued Gerard.

CBIZ is a provider of outsourced business services to small and medium-sized companies throughout the United States. As the largest benefits specialist and one of the largest accounting, valuation and medical practice management companies in the United States, CBIZ provides integrated services in the following areas: accounting and tax; employee benefits; wealth management; property and casualty insurance; payroll; IS consulting; and HR consulting. CBIZ also provides valuation; litigation advisory; government relations; commercial real estate advisory; wholesale life and group insurance; healthcare consulting; medical practice management; worksite marketing; and capital advisory services. These services are provided throughout a network of more than 160 Company offices in 34 states and the District of Columbia.


   For further information regarding CBIZ, call the Investor Relations Office at (216) 447-9000 or visit www.cbiz.com.